                                                --------------------------
                                                      OMB APPROVAL
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
            Initial Filing - Changeover From Schedule 13G Reporting


                               WFS FINANCIAL INC
            --------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, without par value
            --------------------------------------------------------
                         (Title of Class of Securities)

                                     92923B
            --------------------------------------------------------
                                 (CUSIP Number)

                                 ERNEST S. RADY
                                   President
                               WFS Financial Inc
                                23 Pasteur Road
                             Irvine, CA 92718-3804
            --------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               November 14, 1997
            --------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        Continued on following page(s))

                               Page 1 of 30 Pages

CUSIP No. 92923B                      13D                  Page 2 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                    WESTCORP
                             IRS ID No. 51-0308535
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       HC
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                      13D                  Page 3 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             WESTERN FINANCIAL BANK
                             IRS ID No. 94-2504080
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                    PRINCIPAL PLACE OF BUSINESS: CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       BK
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                      13D                  Page 4 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    ERNEST S. RADY AND ERNEST S. RADY TRUST

                        Social Security No. ###-##-####
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                    OO + IN
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                      13D                  Page 5 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               EVELYN SHIRLEY RADY AND EVELYN SHIRLEY RADY TRUST

                        Social Security No. ###-##-####

------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                    OO + IN
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                      13D                  Page 6 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            AVRETT ENTERPRISES, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                       13D                  Page 7 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          SILPIT INDUSTRIES CO., LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                      13D                  Page 8 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             MEMRAD HOLDINGS, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                       13D                  Page 9 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             AMERICAN ASSETS, INC.

                           I.R.S. ID NO. 95-249-3347
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                      13D                  Page 10 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            CANPAC ENTERPRISES, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                       13D                 Page 11 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        WESTERN INSURANCE HOLDINGS, INC.

                            I.R.S. ID NO. 95-2890041
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       IC
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                      13D                 Page 12 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         INSURANCE COMPANY OF THE WEST

                           I.R.S. ID NO. 95-2769232
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       IC
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                      13D                 Page 13 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           EXPLORER INSURANCE COMPANY

                            I.R.S. ID NO. 94-2784519
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                    ARIZONA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       IC
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92923B                      13D                 Page 14 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   DHM Trust

                            I.R.S. ID NO. 33-6003176
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.48% (based on 25,736,111 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       OO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.         Security and Issuer.

Common Stock, $1.00 par value

WFS FINANCIAL INC
23 Pasteur Road
Irvine, CA 92718-3804

WESTCORP

(a)     Westcorp
(b)     The principal business address is:
        23 Pasteur Road
        Irvine, CA 92718-3804
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     United States Corporation.

WESTERN FINANCIAL BANK

(a)     Western Financial Bank
(b)     The principal business address is:
        16485 Laguna Canyon Road
        Irvine, CA 92618-3820
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     United States Corporation.

Item 2.         Identity and Background.

ERNEST S. RADY AND ERNEST S. RADY TRUST

(a)     Ernest S. Rady and Ernest S. Rady, Trustee
        Mr. Rady's address is:
        8144 Prestwick Drive
        La Jolla, CA 92037
(b)     The Trust's principal business address is:
        11455 El Camino Real
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman, President and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in this Schedule 13D.
(d)     Current conviction during the last five years: None
(e)     Securities laws proceedings: None.
(f)     Citizenship:    CANADA

EVERLY SHIRLEY RADY AND EVELYN SHIRLEY RADY TRUST

(a)     Evelyn Shirley Rady and Ernest S. Rady, Trustee
        Mrs. Rady's address is:
        8144 Prestwick Drive
        La Jolla, CA 92037
(b)     The Trust's principal business address is:
        11455 El Camino Real
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman, President and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in this Schedule 13D.
(d)     Current conviction during the last five years: None
(e)     Securities laws proceedings: None
(f)     Citizenship:    CANADA





                              Page 15 of 30 Pages

AVRETT ENTERPRISES, LTD.

(a)     Avrett Enterprises, Ltd.
(b)     The principal business address is:
        Avrett Enterprises, Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current conviction during the last five years: None
(d)     Securities laws proceedings: None
(e)     Canadian corporation.

SILPIT INDUSTRIES CO., LTD.

(a)     Silpit Industries Co., Ltd.
(b)     The principal business address is:
        Silpit Industries Co., Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

MEMRAD HOLDINGS, LTD.

(a)     Memrad Holdings, Ltd.
(b)     The principal business address is:
        Memrad Holdings, Ltd.
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Canadian corporation.

AMERICAN ASSETS, INC.

(a)     American Assets, Inc.
(b)     The principal business address is:
        American Assets, Inc.
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.



                              Page 16 of 30 Pages

CANPAC ENTERPRISES, LTD.

(a)     Canpac Enterprises, Ltd.
(b)     The principal business address is:
        Canpac Enterprises, Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Canadian corporation.

WESTERN INSURANCE HOLDINGS, INC.

(a)     Western Insurance Holdings, Inc.
(b)     The principal business address is:
        Western Insurance Holdings, Inc.
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

INSURANCE COMPANY OF THE WEST

(a)     Insurance Company of the West
(b)     The principal business address is:
        Insurance Company of the West
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

EXPLORER INSURANCE COMPANY

(a)     Explorer Insurance Company
(b)     The principal business address is:
        Explorer Insurance Company
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Arizona corporation.

DHM TRUST

(a)     DHM Trust, Ernest S. Rady, Trustee
        Mr. Rady's address is:
        8144 Prestwick Drive
        La Jolla, CA 92037
(b)     The Trust's principal business address is:
        11455 El Camino Real
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman, President and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in the Schedule 13D.
(d)     Current conviction during last five years:  None
(e)     Securities laws proceedings:  None
(f)     Citizenship:  Canada

        Identification of Members of the Group

(a) Westcorp

        Names and Addresses of Officers
        and Directors as of November 24, 1997           Title
        -------------------------------------           -----
        Ernest S. Rady                          Chairman of the Board, President
        1844 Prestwick Drive                    and Chief Executive Officer
        La Jolla, California 92037

        Donald H. Kasle                         Senior Executive Vice President &
        16485 Laguna Canyon Road                Chief Administrative Officer,
        Irvine, California 92618-3820           Director

        Joy Schaefer                            Senior Executive Vice President &
        23 Pasteur Road                         Chief Operating Officer
        Irvine, California 92718-3804

        Harriet Burns Feller                    Executive Vice President, General
        23 Pasteur Road                         Counsel & Secretary
        Irvine, California 92718-3804

        Lee A. Whatcott                         Senior Vice President, Chief
        23 Pasteur Road                         Financial Officer & Controller
        Irvine, California 92718-3804

        J. Keith Palmer                         Vice President & Treasurer
        23 Pasteur Road
        Irvine, California 92718-3804

        Richard W. Stephan                      Senior Vice President
        23 Pasteur Road
        Irvine, California 92718-3804

        Joan C. Van Winkle                      Assistant Vice President &
        23 Pasteur Road                         Assistant Secretary
        Irvine, California 92718-3804

        Judith M. Bardwick                      Director
        23 Pasteur Road
        Irvine, California 92718-3804

        William J. Crawford                     Director
        23 Pasteur Road
        Irvine, California 92718-3804

        Alan L. Milligan                        Director
        23 Pasteur Road
        Irvine, California 92718-3804

        Stanley E. Foster                       Director
        23 Pasteur Road
        Irvine, California 92718-3804


Western Financial Bank, F.S.B.

(a)     Western Financial Bank
        Names and Addresses of Officers
        and Directors as of November 24, 1997           Title
        -------------------------------------           -----

        Ernest S. Rady                          Chairman of the Board
        1844 Prestwick Drive
        La Jolla, California 92037

        Donald H. Kasle                         President & Chief Executive Officer
        23 Pasteur Road
        Irvine, California 92718-3804

        Joy Schaefer                            Senior Executive Vice President
        23 Pasteur Road                         & Chief Operating Officer
        Irvine, California 92718-3804

        Robert E. Adams                         Executive Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Terrance P. Mungon                      Executive Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Harriet Burns Feller                    Executive Vice President, Secretary
        23 Pasteur Road                         & General Counsel
        Irvine, California 92718-3804

        Lee A. Whatcott                         Executive Vice President
        23 Pasteur Road
        Irvine, California

        Richard W. Stephan                      Executive Vice President & Chief
        23 Pasteur Road                         Information Officer
        Irvine, California 92718-3804

        Arthur Alvarez                          Executive Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Michael Johnson                         Executive Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        James E. Tecca                          Executive Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Gary Plooster                           Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Kevin Farrenkopf                        Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Debbie Horton                           Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Craig Loe                               Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Mark Metzinger                          Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Richard Palmer                          Senior Vice President, Chief
        16485 Laguna Canyon Road                Financial Officer & Controller
        Irvine, California 92618-3820

        J. Keith Palmer                         Vice President and Treasurer
        23 Pasteur Road
        Irvine, California 92718-3804

        Daniel Sussman                          Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820


        Guy Du Bose                             Vice President & Associate General Counsel
        23 Pasteur Road
        Irvine, California 92718-3804

        Joan C. Van Winkle                      Assistant Vice President & Assistant Secretary
        23 Pasteur Road
        Irvine, California 92718-3804

        Judith M. Bardwick                      Director
        23 Pasteur Road
        Irvine, California 92718-3804

        William J. Crawford                     Director
        23 Pasteur Road
        Irvine, California 92718-3804

        Robert W. Jenkins                       Director
        23 Pasteur Road
        Irvine, California 92718-3804

        Alan L. Milligan                        Director
        23 Pasteur Road
        Irvine, California 92718-3804

        Stanley E. Foster                       Director
        23 Pasteur Road
        Irvine, California 92718-3804


The Ernest S. Rady Trust

(a)     Ernest S. Rady, Trustee





                              Page 17 of 30 Pages

Evelyn Shirley Rady

(a)     Ernest S. Rady, Trustee

Avrett Enterprises, Ltd.

(a)     Avrett Enterprises, Ltd.

        Names and Addresses of Officers
        and Directors as of November 24, 1997          Title
        -------------------------------------          -----

        Sylvia Silverberg                       President, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Evelyn Rady                             Vice President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Nora Kaufman                            Secretary, Treasurer, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

Silpit Industries Co., Ltd.

        Names and Addresses of Officers
        and Directors as of November 24, 1997          Title
        -------------------------------------          -----

(a)     Silpit Industries Co., Ltd.
        David S. Kaufman                        President, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        G.L. Stoddart                           Vice President
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Nora Kaufman                            Secretary, Treasurer, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7




                              Page 18 of 30 Pages

        Evelyn Rady                                  Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Sylvia Silverberg                            Director
        70 Arthur Streer
        Winnipeg, Manitoba
        Canada R3B 1G7

        Allan Kaufman                                Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7


Memrad Holdings, Ltd.

        Names and Addresses of Officers
        and Directors as of November 24, 1997                   Title
        -------------------------------------                   -----
(a)     Memrad Holdings, Ltd.

        Ernest S. Rady                               President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Marjorie Blankstein                          Vice President, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        Morley Blankstein                            Vice President
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        Mindel Olenick                               Secretary, Treasurer, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3


        Thomas Z. Olenick                            Vice President
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3






                              Page 19 of 30 Pages

        Brian Hirsch                                 Secretary
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

American Assets, Inc.

(a)     American Assets, Inc., a California corporation

        Names and Addresses of Officers
        and Directors as of November 24, 1997                   Title
        -------------------------------------                   -----
        Ernest S. Rady                               Chairman of the Board, President
        8144 Prestwick Drive
        La Jolla, CA 92037

        Harry M. Rady                                Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Bernard M. Feldman                           Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        John J. Chamberlain                          Chief Executive Officer, Senior
        11455 El Camino Real                         Executive Vice President
        San Diego, CA 92130-2045

        Allen Garrett                                Executive Vice President, Chief
        11455 El Camino Real                         Operating Officer
        San Diego, CA 92130-2045

        Valerie A McPherson                          Vice President, Chief Financial
        11455 El Camino Real                         Officer, Secretary
        San Diego, CA 92130-2045

        James R. Cronemeyer                          Vice President, Commercial
        11455 El Camino Real                         Property Management
        San Diego, CA 92130-2045

        Richard M. McKee                             Vice President - Construction
        11455 El Camino Real
        San Diego, CA 92130-2045





                              Page 20 of 30 Pages

Canpac Enterprises, Ltd.

(a)     Canpac Enterprises, Ltd.


    Names and Addresses of Officers
    and Directors as of November 24, 1997               Title
    -------------------------------------               -----
        Ernest S. Rady                          President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Brian Hirsch                            Secretary, Treasurer, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

Western Insurance Holdings, Inc.


    Names and Addresses of Officers
    and Directors as of November 24, 1997               Title
    -------------------------------------               -----
(a)     Western Insurance Holdings, Inc.

        Ernest S. Rady                          Chairman of the Board
        8144 Prestwick Drive
        La Jolla, CA 92037

        Bernard M. Feldman                      President, Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        H. Michael Freet                        Senior Vice President, Treasurer,
        11455 El Camino Real                    Director
        San Diego, CA 92130-2045

        James W. Austin III                     Secretary
        11455 El Camino Real
        San Diego, CA 92130-2045




                              Page 21 of 30 Pages

Insurance Company of the West

(a)     Insurance Company of the West


    Names and Addresses of Officers
    and Directors as of November 24, 1997               Title
    -------------------------------------               -----
        Ernest S. Rady                          Chairman of the Board
        8144 Prestwick Drive
        La Jolla, CA 92037

        Bernard M. Feldman                      President, Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Richard S. King                         Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Michael F. McAuliffe                    Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Bruce N. Moore                          Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        James B. Rathbun                        Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Charles E. Scribner                     Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        David S. Kaufman                        Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        H. Michael Freet                        Senior Vice President, Treasurer
        11455 El Camino Real
        San Diego, CA 92130-2045

        John L. Hannum                          Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045




                              Page 22 of 30 Pages

        James A. Currie                 Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        John A. Difalco                 Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Rory Read                       Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Walter F.A. Prayer              Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        James W. Austin III             Vice President, Secretary and
        11455 El Camino Real            General Counsel
        San Diego, CA 92130-2045

        Fariborz Rostamian              Vice President, Controller
        11455 El Camino Real
        San Diego, CA 92130-2045

        H. Edward Hire                  Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Gene P. Irizarry                Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Leslie M. Obayashi              Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Samuel A. Banks, Sr.            Resident Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Dennis E. Osgood                Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Bruce J. Schryver               Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045


                              Page 23 of 30 Pages

        Daniel F. Reading                            Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        E. Harned Davis                              Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045


Explorer Insurance Company

(a)     Explorer Insurance Company

        Names and Addresses of Officers
        and Directors as of November 24, 1997                   Title
        -------------------------------------                   -----
        Ernest S. Rady                               Chairman of the Board
        8144 Prestwick Drive
        La Jolla, CA 92037

        Bernard M. Feldman                           President, Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Frederick Bernard Tisovic                    Senior Vice President, Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        James W. Austin III                          Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        H. Michael Freet                             Treasurer, Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        John L. Hannum                               Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Gene P. Irizarry                             Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        E. Harned Davis                              Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045





                              Page 24 of 30 Pages

        John A. Difalco                 Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Fariborz Rostamian              Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Raimundo Ruiz                   Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Mary E. Cannon                  Secretary
        11455 El Camino Real
        San Diego, CA 92130-2045

        DHM Trust
        (a) Ernest S. Rady              Trustee


DHM TRUST

(a)     DHM Trust

        Names and Addresses of Officers
        and Directors as of November 24, 1997                   Title
        -------------------------------------                   -----
        Ernest S. Rady                               Trustee
        8144 Prestwick Drive
        La Jolla, CA 92037



                               Page 25 of 30 Pages

Item 3.        Source and Amount of Funds and Other Consideration.

        The consideration paid for the securities purchased was cash from working capital.

Item 4.         Purpose of Transaction.

        Investment.

Item 5.         Interest in Securities of the Issuer.

        This filing is for the cumulative share holdings of an affiliated group as of the close of business on November 24, 1997. The various entities named in this Schedule 13D directly or indirectly collectively owned, as of such date, 21,741,222 outstanding shares of Common Stock of the Issuer (including 27,500 shares pursuant to options exercisable by the affiliated group within 60 days), representing 84.48% of the outstanding shares of Common Stock of the Issuer (including 27,500 shares pursuant to the above referenced options). Exhibit A attached hereto and incorporated by this reference herein depicts the relationship among the various affiliated companies in the "Rady" group as well as the ownership interests of Westcorp and Western Financial Bank (which entities are controlled by the Rady Group). There is no formal agreement to vote or dispose of the shares of the issuer in a particular manner. The dispositive and voting power of each of the trusts and companies shown on Schedule A is made independent of the other, except to the extent that Mr. and Mrs. Rady may be shareholders, officers and/or directors of the various companies and in that respect are able to control disposition and voting of the shares of the Issuer owned by each such company.


       The following securities transactions occurred in the sixty (60) day period preceding November 24, 1997:

       November 5, 1997: Western Financial Bank purchased 10,000 shares November 6, 1997: Western Financial Bank purchased 5,000 shares
       November 7, 1997: Western Financial Bank purchased 2,000 shares November 12, 1997: Western Financial Bank purchased 29,000 shares November 13, 1997: Western Financial Bank purchased 20,000 shares November 14, 1997: Western Financial Bank purchased 148,500 shares November 21, 1997: Western Financial Bank purchased 100,000 shares



                              Page 26 of 30 Pages

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer. See discussion under item 5, above.

        Additionally, pursuant to the provisions of the Ernest S. Rady Trust and the Evelyn S. Rady Trust, Ernest S. Rady, as trustee, has the power to sell, buy, retain, invest and reinvest the trusts' assets, which include the shares of the Issuer's Common Stock.

Item 7.         Material to be Filed as Exhibits.

        Exhibit A: Organizational Chart of Rady Entities beneficially holding shares in WFS Financial Inc.







                              Page 27 of 30 Pages

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Westcorp


        Dated: February 10, 1998        By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, President


                                        Western Financial Bank


        Dated: February 10, 1998        By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Ernest S. Rady Trust

        Dated: February 10, 1998        /s/ Ernest S. Rady
                                        --------------------------------------
                                        Ernest S. Rady, Trustee


                                        Evelyn Shirley Rady Trust


        Dated: February 10, 1998        /s/ Ernest S. Rady
                                        --------------------------------------
                                        Ernest S. Rady, Trustee


                                        American Assets, Inc.

        Dated: February 10, 1998        By: /s/ Ernest S. Rady
                                            ----------------------------------
                                            Ernest S. Rady, Chairman

                                        Avrett Enterprises, Ltd.


        Dated: February 10, 1998        By: /s/ Evelyn Rady
                                            -----------------------------------
                                            Evelyn Rady, Vice President

                                        Canpac Enterprises, Ltd.


        Dated: February 10, 1998        By: /s/ Ernest S. Rady
                                            ----------------------------------
                                            Ernest S. Rady, President

                                        Insurance Company of the West


        Dated: February 10, 1998        By: /s/ Ernest S. Rady
                                            ----------------------------------
                                            Ernest S. Rady, Chairman



                              Page 28 of 30 Pages

                                        Memrad Holdings, Ltd.


        Dated: February 10, 1998        By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, President


                                        Silpit Industries Co., Ltd.


        Dated: February 10, 1998        By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Western Insurance Holdings, Inc.


        Dated: February 10, 1998        By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Explorer Insurance Inc.


        Dated: February 10, 1998        By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        DHM Trust


        Dated: February 10, 1998        By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Trustee





                              Page 29 of 30 Pages

                                   Exhibit A

               Organizational Chart of Rady Entities Beneficially
          Holding Shares in WFS Financial Inc. as of November 24, 1997



                           HOLDING COMPANY STRUCTURE

           -----------------                 -----------------
-----------Ernest Rady Trust-----------      Evelyn Rady Trust-------
/       ---                 ----      /                       ------/-----------
/       /  -----------------   /      /      -----------------      /          /
/       /        /             /      /            /                /          /
/       /        /  47%        /      /            /  50%           25.9%      /
/       /        /             /      /            /                /          /
/       / ---------------------/      /   ------------------------  /          /
/       / Memrad Holdings, Ltd./      /   Avrett Enterprises, Ltd.------       /
/       / ---------------------/      /   ------------------------  /  /       /
/       /        /             /      /            /                /  /       /
/       /        /         62.5%      4.75%        /                /  /       /
/       /        /             /      /            /  35.9%         /  /       /
/       /        44.9%         /      /            /                /  /       /
/       /        /             /      /  -------------------------- /  2.2%    /
/       15.2%    /             /      /  Silpit Industries Co. Ltd.--  /       /
/       /        /             /      /  --------------------------    /       /
/       /        /             /      /            /  25.4%            /       /
/       /        /             /      /     ------------------------   /       /
/       /        /             -------/-----Canpac Enterprises, Ltd.----       /
/       /        /                    /     ------------------------           /
/       /        /                    /               /                        /
/       /        /                    ----------------/------                  /
/       /        /      ---------------------         /     /                  /
7.0%    /        -------American Assets, Inc.-- 24.3%--     /                  /
/       ----------------                                    /                  /
/                       ---------------------               /                  /
/               48.5%             /           88%           /                  /
/             -----------------------------------------     /               0.7%
/             /                                       /     /                  /
/             /                               ---------------------            /
/             /                               Western Ins. Holdings            /
/             /                               ---------------------            /
/             /                                       /                        /
/             /                                       / 100%                   /
/             /                                       /                        /
/             /                              -------------------------         /
/             /    ------------ 5.8% ------- Insurance Co. of the West         /
/ ---------   /    /                         -------------------------         /
/ DHM Trust   /    /                                  /                        /
/  .007%      /    /                                  / 100%                   /
/ ---------   /    /                                  /                        /
/     /       /    /                           ----------------------          /
/     /       /    / ---------- 0.1% --------- Explorer Insurance Co.          /
/     /       /    / /                         ----------------------          /
/     /       /    / /                                                         /
/     /---------------                                                         /
--------------Westcorp----------------------------------------------------------
              --------
               /
               /  100%
               /
          -----------------
          Western Financial
                Bank
          -----------------
               /
               /  83.7%
               /
          -----------------
          WFS Financial Inc
          -----------------

                              Page 30 of 30 Pages